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                                                                   Exhibit 99(a)



                         COMMUNITY FINANCIAL GROUP, INC.
                        REINSTATES STOCK REPURCHASE PLAN


FOR IMMEDIATE RELEASE

CONTACT:    JOAN B. MARSHALL (615) 271-2015
            ANNE B. LIVINGSTON (615) 271-2049


         NASHVILLE, Tenn., January 26, 2000--Community Financial Group, Inc., (NASDAQ: CFGI) announced that its Board of Directors has authorized the reinstatement of a stock repurchase plan initially adopted in March 1999. Under the March 1999 plan, the Company was authorized to repurchase up to 400,000 of its outstanding common shares. As of December 31, 1999, 304,500 shares had been repurchased under the plan. The reinstatement of the plan authorizes the Company to complete the purchase of 400,000 shares by purchasing up to an additional 95,500 shares. The reinstated plan is effective until March 31, 2000. The repurchase of shares will allow the Company to manage its capital position more effectively and enhance future earnings per share.

         At December 31, 1999, the Company had 3,938,640 shares outstanding. Community Financial Group, Inc. is a $308 million bank holding company headquartered in Nashville, Tennessee. The Company provides banking services through its subsidiary, The Bank of Nashville, with offices in Davidson, Williamson and Sumner counties.